EXHIBIT 99.1

NEWS	Contact: Clay Williams
(713) 346-7606
FOR IMMEDIATE RELEASE
NATIONAL OILWELL VARCO ANNOUNCES
FOURTH QUARTER AND 2008 EARNINGS
HOUSTON, TX, February 4, 2009 — National Oilwell Varco, Inc. (NYSE: NOV) today reported that for its fourth quarter ended December 31, 2008 it earned net income of $585.0 million, or $1.40 per fully diluted share, compared to third quarter ended September 30, 2008 net income of $547.7 million, or $1.31 per fully diluted share.
The results include $20.1 million of pre-tax charges ($0.04 per share after tax) related to its April 2008 merger with Grant Prideco, Inc. Excluding the transaction charges, earnings were $1.44 per fully diluted share.
Revenues reported for the full year 2008 were $13,431.4 million, and net income was $1,952.0 million, or $4.90 per fully diluted share. Including results for Grant Prideco prior to the April 21, 2008 merger, 2008 revenues were $14,035.1 million, up 20 percent from 2007 revenues of $11,697.6 million. On a combined basis, 2008 operating profit was $3,139.5 million, up 29 percent from 2007 operating profit, including full year Grant Prideco results and excluding transaction charges in both periods. Operating profit flow-through, or the increase in operating profit divided by the increase in revenue, from 2007 to 2008 was 30 percent, on a combined basis.
Revenues for the fourth quarter increased 5 percent sequentially to $3,810.2 million, and operating profit (excluding the $20.1 million transaction charge) was $876.5 million, an increase of 7 percent over the third quarter.
New capital equipment orders during the quarter were $724.2 million, resulting in a backlog for capital equipment orders for the Company’s Rig Technology segment of $11.1 billion at December 31, 2008, compared to $11.8 billion at September 30, 2008.
Pete Miller, Chairman, President and CEO of National Oilwell Varco, remarked, “We enjoyed a very successful 2008, in which each of our three segments reported higher sales and operating profit compared to the prior year. I am very proud of all the contributions made by our employees in helping us deliver quality equipment and services to our customers, and solid profitability for our shareholders.
While near term economic conditions are challenging, we enter 2009 with a healthy backlog of equipment and technology to deliver to our customers, and a balance sheet with considerably more cash than debt. We believe that the oil and gas industry’s challenge to replace depleting reserves will require upgrading the world’s rig fleet, and we look forward to continuing to help our customers retool their rigs after years of underinvestment.”

Rig Technology
Fourth quarter revenues for the Rig Technology segment were $2,087.7 million, an increase of 8 percent from the third quarter of 2008 and an increase of 31 percent from the fourth quarter of 2007. Operating profit for this segment was $556.6 million, or 26.7 percent of sales, an increase of 11 percent from the third quarter of 2008. Operating profit flow-through from the third quarter of 2008 to the fourth quarter of 2008 was 35 percent. Operating profit flow-through from the fourth quarter of 2007 to the fourth quarter of 2008 was 30 percent. Revenue out of backlog for the segment rose 8 percent sequentially and 27 percent year-over-year, to $1,466.1 million for the fourth quarter of 2008.
Petroleum Services & Supplies
Revenues for the fourth quarter of 2008 for the Petroleum Services & Supplies segment were $1,387.3 million, up 6 percent compared to third quarter 2008 results and up 5 percent compared to fourth quarter 2007 results, on an adjusted combined basis for the merger for both periods. Operating profit was $341.0 million, or 24.6 percent of revenue, an increase of 3 percent from the third quarter of 2008 and an increase of 12 percent from the fourth quarter of 2007, on a combined basis. Operating profit flow-through from the third quarter of 2008 to the fourth quarter of 2008 was 15 percent, on a combined basis. Operating profit flow-through from the fourth quarter of 2007 to the fourth quarter of 2008 was 58 percent, on a combined basis.
Distribution Services
Fourth quarter revenues for the Distribution Services segment were $483.0 million, down 3 percent from the third quarter of 2008. Fourth quarter operating profit was $42.4 million or 8.8 percent of sales. Operating profit flow-through from the fourth quarter of 2007 to the fourth quarter of 2008 was 18 percent.
The Company has scheduled a conference call for February 4, 2009, at 9:00 a.m. Central Time to discuss fourth quarter and 2008 results. The call will be broadcast through the Investor Relations link on National Oilwell Varco’s web site at www.nov.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 303-205-0033 prior to the scheduled start time.
National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.
Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.
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NATIONAL OILWELL VARCO, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	December 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,542.8	$1,841.8
Receivables, net	3,135.9	2,099.8
Inventories, net	3,806.0	2,574.7
Costs in excess of billings	618.5	643.5
Deferred income taxes	208.8	131.5
Prepaid and other current assets	283.1	302.5

Total current assets	9,595.1	7,593.8

Property, plant and equipment, net	1,676.7	1,197.3
Deferred income taxes	108.7	55.6
Goodwill	5,225.0	2,445.1
Intangibles, net	4,300.3	774.1
Investment in unconsolidated affiliate	420.8	—
Other assets	72.7	49.0

	$21,399.3	$12,114.9

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$851.9	$604.0
Accrued liabilities	2,376.3	1,761.4
Billings in excess of costs	2,160.7	1,396.1
Current portion of long-term debt and short-term borrowings	4.3	152.8
Accrued income taxes	233.4	112.4

Total current liabilities	5,626.6	4,026.7

Long-term debt	869.6	737.9
Deferred income taxes	2,042.3	564.3
Other liabilities	127.7	61.8

Total liabilities	8,666.2	5,390.7

Commitments and contingencies

Minority interest	95.9	62.8

Stockholders’ equity:
Common stock — par value $.01; 417,350,924 and 356,867,498 shares issued and outstanding at December 31, 2008 and December 31, 2007	4.2	3.6
Additional paid-in capital	7,989.1	3,617.2
Accumulated other comprehensive income (loss)	(152.2)	195.0
Retained earnings	4,796.1	2,845.6

	12,637.2	6,661.4

	$21,399.3	$12,114.9

NATIONAL OILWELL VARCO, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenue:

Rig technology	$2,087.7	$1,593.8	$7,528.1	$5,744.7

Petroleum services and supplies	1,387.3	817.6	4,651.4	3,061.0

Distribution services	483.0	365.7	1,771.9	1,423.7

Eliminations	(147.8)	(118.2)	(520.0)	(440.4)

Total revenue	3,810.2	2,658.9	13,431.4	9,789.0

Gross profit	1,208.4	791.1	4,160.6	2,830.2

Gross profit %	31.7%	29.8%	31.0%	28.9%

Selling, general, and administrative	331.9	216.4	1,143.1	785.8

Transaction costs	20.1	—	110.6	—

Operating profit	856.4	574.7	2,906.9	2,044.4

Interest and financial costs	(14.5)	(13.4)	(67.3)	(50.3)
Interest income	8.0	20.9	44.6	52.6
Equity income in unconsolidated affiliate	15.8	—	53.0	—
Other income (expense), net	10.8	(15.9)	24.1	(17.8)

Income before income taxes and minority interest	876.5	566.3	2,961.3	2,028.9

Provision for income taxes	286.1	185.3	992.8	675.8

Income before minority interest	590.4	381.0	1,968.5	1,353.1

Minority interest in income of consolidated subsidiaries	5.4	4.3	16.5	16.0

Net income	$585.0	$376.7	$1,952.0	$1,337.1

Net income per share:

Basic	$1.41	$1.06	$4.91	$3.77

Diluted	$1.40	$1.05	$4.90	$3.76

Weighted average shares outstanding:

Basic	415.9	355.8	397.3	354.4

Diluted	416.6	358.8	398.7	355.4

NATIONAL OILWELL VARCO, INC.
OPERATING PROFIT — AS ADJUSTED SUPPLEMENTAL SCHEDULE (Unaudited)
(In millions)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2008	2007	2008	2008	2007

Revenue:

Rig technology	$2,087.7	$1,593.8	$1,926.4	$7,528.1	$5,744.7

Petroleum services and supplies	1,387.3	1,323.0	1,310.5	5,255.1	4,969.6

Distribution services	483.0	365.7	497.6	1,771.9	1,423.7

Eliminations	(147.8)	(118.2)	(122.9)	(520.0)	(440.4)

Total Revenue	$3,810.2	$3,164.3	$3,611.6	$14,035.1	$11,697.6

Operating profit:

Rig technology	$556.6	$410.5	$500.5	$1,969.5	$1,393.6

Petroleum services and supplies	341.0	303.7	329.6	1,280.8	1,181.9

Distribution services	42.4	20.9	43.7	129.7	94.0

Unallocated expenses and eliminations	(63.5)	(65.4)	(55.5)	(240.5)	(235.6)

Total operating profit (before transaction costs)	$876.5	$669.7	$818.3	$3,139.5	$2,433.9

Operating profit %:

Rig technology	26.7%	25.8%	26.0%	26.2%	24.3%

Petroleum services and supplies	24.6%	23.0%	25.2%	24.4%	23.8%

Distribution services	8.8%	5.7%	8.8%	7.3%	6.6%

Other unallocated	—	—	—	—	—

Total operating profit (before transaction costs)	23.0%	21.2%	22.7%	22.4%	20.8%

Note (1): The unaudited as adjusted results represent the combined estimated financial results for National Oilwell Varco, Inc. and Grant Prideco, Inc. as if the acquisition occurred at the beginning of the period. The results include the estimated effect of purchase accounting adjustments, but do not include any effect from costs savings that may result from the acquisition. The unaudited as adjusted financial statements are presented for informational purposes only and are not necessarily indicative of results of operations or financial position that would have occurred had the transaction been consummated at the beginning of the period presented, nor are they necessarily indicative of future results.

NATIONAL OILWELL VARCO, INC.
AS ADJUSTED EBITDA RECONCILIATION EXCLUDING TRANSACTION COSTS
(Unaudited)
(In millions)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2008	2007	2008	2008	2007

Reconciliation of EBITDA (Note 1):
GAAP net income	$585.0	$376.7	$547.7	$1,952.0	$1,337.1
Provision for income taxes	286.1	185.3	263.7	992.8	675.8
Interest expense	14.5	13.4	18.6	67.3	50.3
Depreciation and amortization	117.5	58.5	116.2	401.6	214.1
Transaction costs	20.1	—	28.0	110.6	—

EBITDA (Note 1)	$1,023.2	$633.9	$974.2	$3,524.3	$2,277.3

Note 1: EBITDA means earnings before interest, taxes, depreciation, amortization, and transaction costs, and is a non-GAAP measurement. Management uses EBITDA because it believes it provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

CONTACT:	National Oilwell Varco, Inc.
Clay Williams, (713) 346-7606
Clay.Williams@nov.com